UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2021

DIGIMARC CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	001-34108	26-2828185
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9405 SW Gemini Drive, Beaverton Oregon 97008

(Address of principal executive offices) (Zip Code)

(503) 469-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 Par Value Per Share	DMRC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 28, 2021, the Board of Directors of Digimarc Corporation (the “Company”) approved an increase in the size of the Board of Directors from six to seven members and elected the following individual to serve in the newly created seat until the next annual meeting of shareholders, at which time the Board of Directors intends to nominate him for election by the Company’s shareholders.

●	Ravi Kumar S

As a non-employee director of the Company, Mr. Kumar will be compensated according to the Company’s non-employee director compensation practices, which are described under the heading “Director Compensation” in the Company’s proxy statement for its 2021 annual meeting of shareholders, which was filed with the U.S. Securities and Exchange Commission on March 24, 2021. This compensation consists of an annual retainer for service on the Board of Directors in the amount of $50,000, which is paid in arrears in quarterly installments of $12,500. Additionally, upon election, Mr. Kumar was granted shares of restricted common stock of the Company having an aggregate value of approximately $200,000. These shares vest over the three-year period commencing on the date of grant, with 1/3 of the shares vesting on each of the first three anniversaries of the date of grant. In addition, the Company will enter into an indemnification agreement with Mr. Kumar in the same form as previously entered into by the Company with its other non-employee directors.

Mr. Kumar is President at Infosys and in this role, he leads the Infosys Global Services Organization. In addition, he oversees the Business Process Management (BPM) Unit and is Chairman of the Board of Infosys BPM Ltd. He additionally overseas the Infosys Consulting and Public Services subsidiaries of the company. He oversees and chairs the boards of Infosys acquired digital companies Kaleidoscope, Guidevision, Simplus, WongDoody, and Fluido and chairs the board of the Infosys-Hitachi-Panasonic JV in Japan. Mr. Kumar also oversees the Alliances organization and the Global Partner Ecosystem at Infosys.  He is also the Chairman for the Infosys Foundation, USA focused on Computer Science education in K-12 Schools in the US.

Mr. Kumar has over 20 years of experience in the consulting space, incubating new practice lines, driving large transformational programs, and evangelizing new business models across industry segments. He has played diverse roles across organizations within the Enterprise applications space for Oracle Corporation, building a next-generation CRM practice at Cambridge Technology Partners and Power Sector Reforms at PricewaterhouseCoopers. He started his career as a nuclear scientist at the Bhabha Atomic Research Center.

Mr. Kumar is on the Board of Governors of the New York Academy of Sciences, Board of Advance CT-Economic Development Board of the State of Connecticut, chairs the IT & Business Services Workforce Council for the Governor in the State of Connecticut, and is a member of Skills Consortium of the World Economic Forum (WEF) and many other industry forums.  He has a master’s degree in business administration from Xavier Institute of Management, Bhubaneswar, India.

Item 7.01. Regulation FD Disclosure.

On July 2, 2021, the Company issued a press release announcing the election of Mr. Kumar as a director of the Company. The press release is attached to this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by the Company, dated July 2, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    July 2, 2021

By:	/s/ Robert P. Chamness
Robert P. Chamness
Executive Vice President, Sustainability & Governance, Chief Legal Officer and Secretary